EXHIBIT 23.1

                 Report of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 20, 1998, relating to the consolidated balance sheets of F&M Bancorp and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997, which report appears on page 43 of the 1997 F&M Bancorp Annual Report, into the Form 10-K and into the following previously filed Registration Statements of F&M Bancorp: Numbers 33-39941 and 33-39942 on Form S-8, and 33-39940 on Form S-3.


                              /s/ Arthur Andersen, LLP
                              ------------------------
                              Arthur Andersen, LLP

Washington, D.C.
March 18, 1998